Exhibit 1.4

CORPORATE GOVERNANCE AGREEMENT

relating to

HEINEKEN HOLDING N.V.

and

HEINEKEN N.V.

between

HEINEKEN HOLDING N.V.

HEINEKEN N.V.

L’ARCHE GREEN N.V.

CB EQUITY LLP

and

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

30 April 2010

TABLE OF CONTENTS

Clause 1	Interpretation	5

Clause 2	Composition of the H-Supervisory Board	6

Clause 3	Composition of the HH-Board of Directors	8

Clause 4	H-Supervisory Board Regulations	9

Clause 5	Subsidiary and Committees	9

Clause 6	Composition of the Preparatory Committee of the H-Supervisory Board	10

Clause 7	Establishment of the Americas Committee	10

Clause 8	Loss of Nomination Rights	10

Clause 9	Standstill	13

Clause 10	Reverse Standstill	14

Clause 11	Restrictions on Transfer	14

Clause 12	Femsa Anti-Dilution Rights	16

Clause 13	[deliberately blank]	17

Clause 14	Non-Solicit	17

Clause 15	Term	18

Clause 16	Representations and Warranties	18

Clause 17	Information	19

Clause 18	Confidentiality	21

Clause 19	Miscellaneous	22

Clause 20	Governing law and jurisdiction	23

Schedule 1	– Definitions	25

Schedule 2	– [deliberately blank]	30

Schedule 3	– HH-Articles	31

Schedule 4	– H-Articles	32

Schedule 5	– H-Supervisory Board Regulations	33

Schedule 6	– Preparatory Committee Regulations	34

Schedule 7	– Americas Committee Regulations	35

Schedule 8	– [deliberately blank]	36

Schedule 9	– Further Information to be provided	43

Schedule 10	– Form of Joinder	44

THIS CORPORATE GOVERNANCE AGREEMENT (the “Agreement”) is dated 30 April 2010 and made by and between:

1.	HEINEKEN HOLDING N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands (“Holding”);

2.	HEINEKEN N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, the Netherlands (“HNV”);

3.	L’ARCHE GREEN N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands (“L’Arche Green”);

4.	CB EQUITY LLP, a legal entity incorporated under the laws of the United Kingdom, having its registered office at The Quadrant, 118 London Road, Kingston, Surrey, KT2 6QJ, United Kingdom;

5.	FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V., a legal entity incorporated under the laws of Mexico, having its official seat in Monterrey, Mexico and its place of business at General Anaya 601 Poniente, Colonia Bella Vista, Monterrey, NL 64410, Mexico (“Femsa”).

The parties mentioned under numbers 1 through 5 are hereinafter also referred to as the “Parties” and each of them a “Party”. The parties mentioned under numbers 1 through 3 are hereinafter also referred to as the “Heineken Parties”. The parties mentioned under numbers 4 and 5 are hereinafter also referred to as the “Femsa Parties”.

WHEREAS:

A.	On 11 January 2010, HNV, Holding, Femsa, Compañía Internacional de Bebidas, S.A. de C.V. (“Compañía Internacional de Bebidas”) and Grupo Industrial Emprex, S.A. de C.V. (“Grupo Industrial”) entered into that certain share exchange agreement (the “Share Exchange Agreement”) pursuant to which they agreed to an international business combination involving the beer business of Femsa.

B.	By a letter dated April 14, 2010, Femsa, Compañía Internacional de Bedidas and Grupo Industrial provided notice to HNV and Holding that, pursuant to Section 10.10 of the Share Exchange Agreement, they designated CB EQUITY to be the transferee of the Heineken Exchange Shares, Heineken Holding Holding Exchange Shares and the Allotted Shares, to be delivered pursuant to Section 2.1 of the Share Exchange Agreement.

C.	On the date hereof, the Femsa Parties, Compañía Internacional de Bebidas, Grupo Industrial, HNV and Holding have completed and closed the transactions set forth in the Share Exchange Agreement and, as a result of the transactions contemplated therein, HNV has acquired 100% of the share capital of Femsa Beer Subsidiary and the Femsa Parties (through CB EQUITY) have acquired in exchange therefor (i) 43,009,699 newly issued ordinary shares of HNV plus (ii) 29,172,504 Allotted Shares plus (iii) 43,018,320 newly issued ordinary shares of Holding (the “Transaction”).

D.	As a result of the foregoing, the Femsa Parties (through CB EQUITY) hold 7.47% of the HNV Shares (excluding any Allotted Shares) and 14.9% of the Holding Shares.

E.	As provided in the Share Exchange Agreement and as a reflection of the interests of Femsa as a major shareholder in HNV and Holding, the Parties have agreed that Femsa shall be entitled to participation in the governance of HNV and Holding on the basis set out in this Agreement, particularly through the appointment of one member to the board of directors (comprising 5 members) of Holding (“HH-Board of Directors”) and through the appointment of two members to the supervisory board (comprising 10 members) of HNV (“H-Supervisory Board”).

F.	The governance of Holding and HNV is set forth in the articles of association of Holding (the “HH-Articles”) and the articles of association of HNV (the “H-Articles”), copies of which are attached hereto as Schedule 3 and Schedule 4.

DECLARE TO HAVE AGREED AS FOLLOWS:

Clause 1 Interpretation

1.1	In this Agreement, its recitals and Schedules, unless the context otherwise requires, the terms set out in Schedule 1 shall have the meanings given in Schedule 1.

1.2	In this Agreement, its recitals and Schedules, unless indicated to the contrary:

(a)	a reference to a Clause or schedule is a reference to a clause of or schedule to this Agreement;

(b)	a reference to a document is a reference to that document as from time to time supplemented or varied;

(c)	the recitals and Schedules form an integral part of this Agreement;

(d)	the headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement;

(e)	a reference to a provision of law or applicable regulation shall be construed so as to include a reference to any provision which from time to time, before the date of this Agreement, modified, re-enacted, amended, extended, consolidated or replaced that provision and any subordinate legislation made under any such provision before the date of this Agreement;

(f)	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and the neuter, and vice versa;

(g)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(h)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or governmental body or any trust (including any beneficiary of any trust), joint venture, association, partnership or other organisation of any nature (in each case, whether or not having separate legal personality), and that person’s legal personal representatives, successors and lawful assigns; and

(i)	where, under the terms of this Agreement, any party accepts an obligation to use “best endeavours” in and towards the fulfilment of any objective or occurrence, the full extent of the party’s obligation shall be to take all such lawful steps which a prudent, determined and reasonable person, intent on the fulfilment of such obligation, would take but without incurring any material cost or material liability which is not reasonably proportionate to the benefit intended to be conferred on the other party by the fulfilment of the obligation.

Clause 2 Composition of the H-Supervisory Board

2.1	On 22 April 2010, HNV held and convened a general meeting of shareholders of HNV whereby the shareholders of HNV approved the Transaction in accordance with the H-Articles and article 2:107a of the Dutch Civil Code and voted to appoint two initial Femsa nominees to be members of the H-Supervisory Board (the individuals so appointed and any replacements thereof nominated and appointed in accordance with the provisions of this Agreement, the “First Femsa H-Representative”, and the “Second Femsa H-Representative”, and together the “Femsa H-Representatives”), with such appointment to be effective simultaneously with the closing of the Transaction. The appointments of the initial Femsa H-Representatives nominated by Femsa (being Mr. José Antonio Fernández Carbajal and Mr. Javier Astaburuaga Sanjines) have been approved by the general meeting of shareholders of HNV in accordance with this Agreement and the H-Articles.

2.2	The number of members of the H-Supervisory Board shall be determined by the H-Supervisory Board. At the date hereof, the H-Supervisory Board consists of ten (10) members and the Femsa H-Representatives shall be two (2) of such ten (10) members.

2.3

For the duration of, and subject to the terms of, this Agreement, Femsa shall be entitled to nominate at least two (2) members for appointment to the H-Supervisory Board, the initial two members being appointed in accordance with Clause 2.1. The Parties acknowledge and agree that the number of H-Supervisory Board members to be nominated by Femsa is based on the assumption that the H-Supervisory Board consists of ten (10) members. Regardless of any increase or decrease in the total number of members of the H-Supervisory Board, and subject to Clause 8 and the remaining provisions of this Agreement, Femsa shall at all times be entitled to nominate the whole number of members which is closest to two-tenths (20%) of the total number of members of the H-Supervisory Board from time to time provided that Femsa shall at all times be entitled to nominate at least two (2) members.

2.4	So long as Femsa maintains its right to nominate the Femsa H-Representatives in accordance with this Agreement, Holding shall vote all of its HNV Shares in favour of the proposition that (i) a Femsa H-Representative duly qualified and nominated as a member of the H-Supervisory Board pursuant to this Agreement shall be appointed by the general meeting of shareholders of HNV in accordance with such nomination, (ii) the general meeting of shareholders of HNV shall promptly suspend or dismiss a Femsa H-Representative as member of the H-Supervisory Board if a proposal to that effect is made by Femsa and (iii) subject to Clause 2.8, no Femsa H-Representatives shall be suspended or dismissed by the general meeting of shareholders of HNV as a member of the H-Supervisory Board without the approval of Femsa.

2.5	A person can only serve as the First Femsa H-Representative if:

(a)	such person is a member of the board of directors of Femsa; and

(b)	such person is a party to the Trust Agreement or a Direct Lineal Descendant; and

(c)	such person’s profile, expertise and background comply with the profile of a member of the H-Supervisory Board, attached as Annex A to the H-Supervisory Board Regulations; and

(d)	such person also serves as the Femsa HH-Representative; and

(e)	such person shall undertake to be bound by this Agreement and shall sign a copy thereof as proof of his acceptance thereof, substantially in the form of the Joinder attached hereto as Schedule 10 (the “Form of Joinder”).

2.6	A person can only serve as the Second Femsa H-Representative if:

(a)	such person is either a member of the board of directors of Femsa or a member of the management team of Femsa (not directly responsible for the management of KOF or Femsa Comercio); and

(b)	such person’s profile, expertise and background comply with the profile of a member of the H-Supervisory Board, attached as Annex A to the H-Supervisory Board Regulations; and

(c)	such person shall undertake to be bound by this Agreement and shall sign a copy thereof as proof of his acceptance thereof, substantially in the form of the Joinder attached hereto as Schedule 10 (the “Form of Joinder”).

2.7	The Parties agree that the initial First Femsa H-Representative will be Mr. José Antonio Fernández Carbajal and the initial Second Femsa H-Representative will be Mr. Javier Astaburuaga Sanjines (such nominations to take effect from the date of this Agreement).

2.8	In the event that (A) a First Femsa H-Representative fails to meet the qualifications of sub (a), (b) and (c) of Clause 2.5, or (B) a Second Femsa H-Representative fails to meet the qualifications of sub (a) and (b) of Clause 2.6, then Femsa shall procure that such Femsa H-Representative shall promptly resign as a member of the H-Supervisory Board and shall nominate a replacement who meets the relevant qualifications of Clauses 2.5 or 2.6, as applicable.

2.9	The First Femsa H-Representative shall be designated as vice-chairman of the H-Supervisory Board.

2.10	Each present member and each new member of the H-Supervisory Board shall sign a Form of Joinder to this Agreement as an acknowledgement that he or she is bound by the provisions hereof and that he or she shall fulfil his or her duties and exercise his or her rights in accordance with the provisions of this Agreement and that he or she shall act in a manner consistent with, and as required to give effect to, the provisions of this Agreement.

2.11	Holding undertakes to act and vote in any general meeting of shareholders of HNV in the manner consistent with, and as required to give effect to, the provisions of this Agreement.

Clause 3 Composition of the HH-Board of Directors

3.1	On 22 April 2010 Holding held and convened a general meeting of shareholders of Holding whereby the shareholders of Holding approved the Transaction in accordance with the HH-Articles and article 2:107a of the Dutch Civil Code and voted to appoint an initial Femsa nominee to be a member of the HH-Board of Directors (an individual so appointed, a “Femsa HH-Representative”). The approval described in this Clause 3.1 includes the affirmative support of Holding shareholders Stichting Beheer and Stichting Priores. The appointment of the initial Femsa HH-Representative (being Mr. José Antonio Fernández Carbajal has been approved by the general meeting of shareholders of Holding in accordance with this Agreement and the HH-Articles.

3.2

For the duration of and subject to the terms of this Agreement, Femsa shall be entitled to nominate one (1) member for appointment to the HH-Board of Directors, the initial member being appointed in accordance with Clause 3.1. So long as Femsa maintains its right to nominate the Femsa HH Representative in accordance with this Agreement, L’Arche Green shall vote all of its Holding Shares in favour of the proposition that (i) a Femsa HH-Representative duly qualified and nominated as member of the HH-Board of Directors pursuant to this Agreement shall be appointed by the general meeting of shareholders of Holding in accordance with such nomination, (ii) the general meeting of shareholders of Holding shall promptly suspend or dismiss a Femsa HH-Representative as member of the HH-Board of Directors if a proposal to that effect is made by Femsa and (iii) subject to Clause 3.4, no Femsa HH-Representative shall be suspended or dismissed by the general meeting of shareholders of Holding as a member of the HH-

Board of Directors without the approval of Femsa. Stichting Beheer and Stichting Priores have agreed to give their affirmative support to sub clause (i), (ii) and (iii) of this Clause 3.2 for as long as Femsa maintains its right to nominate the Femsa-HH Representative in accordance with this Agreement.

3.3	A person can only serve as Femsa HH-Representative if such person:

(a)	is the First Femsa H-Representative; and

(b)	otherwise satisfies the professional and reputational standards to be a member of the HH-Board of Directors as the HH-Board of Directors shall determine in its reasonable judgment.

3.4	In the event that a Femsa HH-Representative fails to meet the qualifications of sub (a) and (b) of Clause 3.3 then Femsa shall procure that such Femsa HH-Representative shall promptly resign as a member of the HH-Board of Directors and shall nominate a replacement who meets the qualifications of Clause 3.3.

3.5	Each present member and each new member of the HH-Board of Directors shall sign a Form of Joinder to this Agreement as an acknowledgement that he or she is bound by the provisions thereof and that he or she shall fulfil his or her duties and exercise his or her rights in accordance with the provisions of this Agreement and that he or she shall act in the manner consistent with, and as required to give effect to, the provisions of this Agreement.

3.6	L’Arche Green undertakes to act and vote in any general meeting of shareholders of Holding in the manner consistent with, and as required to give effect to, the provisions of this Agreement.

Clause 4 H-Supervisory Board Regulations

4.1	The internal rules of procedure of the H-Supervisory Board are set out in the regulations of the H-Supervisory Board, as set out in Schedule 5 to this Agreement (the “H-Supervisory Board Regulations”).

4.2	Femsa shall use its best endeavours to procure that each Femsa H-Representative in office as a member of the H-Supervisory Board, shall undertake to be bound by the H-Supervisory Board Regulations and, to the extent consistent with the practice of existing board members, shall sign a copy thereof as proof of his acceptance of such regulations. In addition, the Parties agree that each new member of the H-Supervisory Board shall at the time of his appointment sign the H-Supervisory Board Regulations and shall be bound by the provisions thereof and fulfil his duties and exercise his rights in accordance with such H-Supervisory Board Regulations.

Clause 5 Committees

5.1	Any Femsa H-Representative shall not sit on more than three committees of the H-Supervisory Board at the same time.

5.2	For so long as Femsa has the right to nominate two Femsa H-Representatives, Femsa shall be entitled to nominate one Femsa H-Representative as a member of the Selection and Appointment Committee of the H-Supervisory Board, one Femsa H-Representative as a member of the Audit Committee and one Femsa H-Representative as a member of the Americas Committee.

Clause 6 Composition of the Preparatory Committee of the H-Supervisory Board

6.1	From and after the date hereof, the preparatory committee of the H-Supervisory Board (the “Preparatory Committee”) shall consist of four (4) members, one of whom shall be the First Femsa H-Representative, acting in his position as vice-chairman of the Supervisory Board.

6.2	The internal rules of procedure of the Preparatory Committee are set out in the H-Supervisory Board Regulations and the regulations of the Preparatory Committee, as set out in Schedule 6 to this Agreement (the “Preparatory Committee Regulations”).

6.3	Femsa shall procure that each successive First Femsa H-Representative who takes up office as a member of the Preparatory Committee shall undertake to be bound by the Preparatory Committee Regulations and shall, to the extent consistent with the practice of existing board members, sign a copy thereof as proof of his acceptance of such regulations. In addition, the Parties agree to procure that each new member of the Preparatory Committee shall at the time of his appointment sign the Preparatory Committee Regulations and shall be bound by the provisions thereof and fulfil his duties and exercise his rights in accordance with such Preparatory Committee Regulations.

Clause 7 Establishment of the Americas Committee

7.1	The H-Supervisory Board has established an “Americas Committee” to oversee the strategic direction of the business of the Heineken Group, assess new business opportunities in the Americas region and delegate particular responsibilities to such committee. Only H-Supervisory Board members shall be members of the Americas Committee.

7.2	As at the date thereof, the Americas Committee consists of three (3) members and the First Femsa H-Representative shall be chairman of the Americas Committee. The Parties agree that the first such chairman will be Mr. José Antonio Fernández Carbajal (such nomination to take effect from the date of this Agreement).

7.3	The internal rules of procedure of the Americas Committee are set out in the regulations of the Americas Committee, a copy of which is attached hereto as Schedule 7 (the “Americas Committee Regulations”), which have been adopted by the H-Supervisory Board.

Clause 8 Loss of Nomination Rights

8.1	Femsa shall maintain the right to nominate two members of the H-Supervisory Board and all of its ancillary governance rights in relation to HNV, unless and until any of the following events occur:

(i)	Femsa or its Affiliates cease to be the legal or Beneficial Owner of an Economic Interest representing not less than 14% of HNV;

(ii)	either Femsa Party fails to be in material compliance with the Principal Terms of this Agreement;

(iii)	there is a loss of Control of Femsa by the Voting Trust (including without limitation the termination or a declaration of nullity of the Voting Trust by a competent court) except in circumstances where (A) all of the interests of the Voting Trust in Femsa are acquired by some or all of the Trust Beneficiaries or any vehicle or undertaking which is owned by, or holds its interests in, Femsa exclusively on behalf of some or all of the Trust Beneficiaries or (B) the Trust Beneficiaries otherwise continue to Control Femsa;

(iv)	any person other than the Trust Beneficiaries becomes a party to the Trust Agreement or enters into any other arrangement pursuant to which such person holds or shares voting power over any of the shares in Femsa which are subject to the Trust Agreement, unless (A) one or more of the Trust Beneficiaries collectively continue to have the power, directly or indirectly, to control the election of a majority of the directors of Femsa and (B) none of the Trust Beneficiaries has any agreement or arrangement with any such other person (other than a nominee or Trust Beneficiary) the effect of which would be to give such other person the ability to exercise voting power over the shares in Femsa which are subject to the Trust Agreement; or

(v)	a Change of Control occurs,

and, subject to Clauses 8.2 and 8.3, upon the occurrence of any event described in subsections (i) through (v) of this Clause 8.1,

(a)	Femsa shall procure that the Femsa H-Representatives shall promptly resign as members of the H-Supervisory Board; and

(b)	Femsa shall immediately cease to be entitled to nominate any persons for election to the H-Supervisory Board,

provided, however that if:

(A) an event occurs under Clause 8.1(iii) and/or (iv); and/or

(B) a Change of Control occurs in which the person acquiring Control of Femsa, together with any Affiliates of such acquiring person, is not engaged (and does not thereafter become engaged) anywhere in the world in the manufacture of the Heineken Products (as such term is defined in the Share Exchange Agreement), then

Femsa shall maintain the right to appoint one Femsa nominee to be a member of the H-Supervisory Board (being the Second Femsa H-Representative) for so long as Femsa is not in breach of Clauses 8.1(ii) and (iii) and Clause 8.2.

8.2	For so long as the Femsa Parties and/or their Affiliates are the legal or Beneficial Owner of an Economic Interest representing not less than 7% of HNV, Femsa shall maintain the right to nominate one member (and only one member) of the H-Supervisory Board (being the First Femsa H-Representative) and all of its ancillary governance rights in relation to HNV (as set out in Clauses 5-7). The events described in this Clause 8.2 and Clause 8.1(ii) shall apply mutatis mutandis with the same ramifications as described in sub (a) and (b) of Clause 8.1.

8.3	If at any time the aggregate shareholdings of the Femsa Parties and/or their Affiliates shall decrease below the threshold set out in Clauses 8.1(i) or 8.2 (as the case may be), Femsa shall have 30 (thirty) Trading Days after the occurrence of such decrease in which to remedy any such decrease and provided that the shareholding is restored to such threshold percentage or more within 30 (thirty) Trading Days after the occurrence of such decrease, Femsa’s nomination rights pursuant to Clause 2 and all ancillary governance rights shall be restored and for the purpose of any Clause in this Agreement, Femsa shall be deemed to have retained at all times its right to nominate two members of the H-Supervisory Board and all ancillary governance rights (as set out in Clauses 5-7).

8.4	Femsa shall maintain the right to nominate a member to the HH-Board of Directors unless and until it ceases to have the right to appoint the First Femsa H-Representative under Clauses 8.2 and 8.3. Upon the loss of such right:

(a)	Femsa shall procure that the Femsa HH-Representative shall promptly resign as member if the HH Board of Directors; and

(b)	Femsa shall immediately cease to be entitled to nominate any persons for election as member on the HH-Board of Directors.

Clause 9 Standstill

9.1

Except as provided in Clause 9.2 and Clause 9.3, the Femsa Parties agree and undertake towards HNV, Holding and L’Arche Green that they shall not, and shall procure that no member of the Femsa Group shall, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other group or otherwise, an Economic Interest of more than 20% in HNV or more than 20% of all outstanding Holding Shares (in each case, such capped percentages to be referred to as a “Voting Ownership Cap”) and, in relation to HNV, such Voting Ownership Cap shall be deemed to take account of all HNV Shares held as treasury shares, it being understood that for purposes of this Agreement, such ownership includes ownership by any member of the Femsa Group who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security (in either case, “Beneficial Ownership”); provided that for purposes of determining Beneficial Ownership, a person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

9.2	If at any time the Femsa Group exceeds the relevant Voting Ownership Cap, then the Femsa Parties shall, as soon as is reasonably practicable (but in no event longer than sixty (60) days after the occurrence of such event), forthwith sell, transfer, assign or otherwise dispose of (“Transfer”) such number of Shares sufficient to reduce the amount of HNV Shares or Holding Shares owned by them and members of the Femsa Group so as to comply with the applicable Voting Ownership Cap.

9.3	Notwithstanding any other provision of this Agreement, in no event may either Femsa Party or any members of the Femsa Group, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any Shares Beneficially Owned by either of them and any members of the Femsa Group, if and to the extent such shares are in excess of the applicable Voting Ownership Cap.

9.4	Neither Femsa Party shall be considered in breach of this Agreement and the provisions set out in Clauses 9.1 through 9.3 of this Agreement shall not apply:

(a)	if as a result of a share buy back programme, repurchase or cancellation of Shares by HNV or Holding, the Femsa Parties and any member of the Femsa Group are in possession of Shares in excess of the applicable Voting Ownership Cap; or

(b)	if a Third Party has announced or made an Offer for all of the HNV Shares or Holding Shares not then held by the Third Party or any person acting in concert with the Third Party and which is recommended to the shareholders of HNV by the H-Supervisory Board or to the shareholders of Holding by the HH-Board of Directors and which would (were such Offer to become or be declared unconditional in all respects) result in the Third Party and any person acting in concert with the Third Party in the aggregate owning more than 50% of all issued and outstanding HNV Shares or Holding Shares as the case may be.

Clause 10 Reverse Standstill

The Heineken Parties shall not (and shall procure that no member of the Heineken Group shall) without the written consent of Femsa, directly or indirectly, either alone or acting in concert with others, acquire any interest in any of the securities of Femsa; provided however that the restriction set out in this Clause 10 shall no longer apply if a Third Party Unconnected With HNV makes an Offer for Femsa which, if implemented, would result in a Change of Control.

Clause 11 Restrictions on Transfer

11.1	The right of either Femsa Party and/or any member of the Femsa Group to Transfer their Shares is subject to the restrictions set forth in this Clause 11, and no Transfer of such Shares by a Femsa Party or any member of the Femsa Group may be effected except in compliance with this Clause 11.

11.2	From the date hereof through and including the fifth anniversary of this Agreement, without the prior written consent of HNV and Holding, each Femsa Party shall not, and the Femsa Parties shall procure that any member of the Femsa Group shall not, Transfer, or agree to Transfer, directly or indirectly, any of their Shares; provided that the foregoing restriction shall not at any time be applicable to:

(a)	transfers to either Femsa Party or to an Affiliate of Femsa which, in either event, signs a deed of adherence to be bound by this Agreement as fully as if it were an initial signatory hereto; or

(b)	transfers from and after the third anniversary of this Agreement provided, however, that the Femsa Parties and/or Femsa’s Affiliates shall not Transfer HNV Shares and/or Holding Shares representing more than 1% of all outstanding Shares of each of Holding and HNV in any calendar quarter; or

(c)	transfers from and after the third anniversary of this Agreement, in any private block sale outside the facilities of a stock exchange so long as L’Arche Green (as to Holding Shares) or Holding (as to HNV Shares) is first given the opportunity to acquire such shares at the market price thereof upon written notice (the “Sale Notice”) not less than 30 (thirty) business days prior to the proposed date of sale, in accordance with Clause 11.4; or

(d)	pledges or grants of a security interest in any Shares in favour of financial institutions and, in case such security rights would be foreclosed in accordance with their terms and conditions, any Transfers resulting therefrom, provided that:

i.	such Transfers are notified in writing to, and acknowledged by, HNV or Holding (as the case may be) and HNV or Holding (as the case may be) undertakes to give such acknowledgement promptly provided that such Transfers are in compliance with the terms of this Clause 11.2(d); and

ii.	are made in the context of any arrangement or agreement that is on arm’s length terms; and

iii.	the Femsa Parties shall grant such security interests only on terms that, in the event of any foreclosure or exercise by such financial institution of such security interest, the financial institution shall ensure any disposals of the Shares are effected via Orderly Market Arrangements; or

(e)	any disposal pursuant to an offer by Holding or HNV made generally to the public to (re)purchase Shares; or

(f)	any disposal required by law or by any competent authority and which is expressed to be required in relation to the Shares; or

(g)	from and after the first anniversary of this Agreement, any disposal required in order to:

i.	maintain Femsa’s exemption from, or in order for Femsa otherwise not to be subject to, the U.S. Investment Company Act of 1940 (“40 Act”), as amended; or

ii.	avoid classification as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder;

in each case subject to such disposals being effected via Orderly Market Arrangements, and provided that Femsa has not failed to use commercially reasonable endeavours to maintain its exemption from the 40 Act or to avoid becoming a PFIC; or

(h)	any disposal to ensure that Femsa or its Affiliates (either alone or together with its Affiliates or any person acting in concert with each of them) is not obliged or required to make any mandatory offer to acquire Shares.

11.3	The restrictions set out in Clause 11.2 shall not apply in the event that a Third Party has announced or made an Offer for all of the HNV Shares or Holding Shares, as the case may be, not then held by the Third Party or any person acting in concert with the Third Party and which would (were such Offer to become or be declared unconditional in all respects) result in the Third Party and any person acting in concert with the Third Party in the aggregate owning more than 50% of all HNV Shares or Holding Shares, as the case may be.

11.4	In the event of any sale contemplated under Clause 11.2(c) hereof, the applicable Femsa Party shall give the Sale Notice stating its bona fide intention to sell such Holding Shares and/or HNV Shares and the number of such Shares to be so sold and:

(a)	within twenty (20) days after receipt of a Sale Notice, any Heineken Party may elect to purchase or otherwise acquire, all or any portion of the Shares described in the Sale Notice. The price at which the Heineken Parties may purchase or otherwise acquire such Shares shall be the average of the Volume Weighted Average Prices of the relevant Shares, as applicable, for the seven consecutive Trading Day period ending on the Trading Day immediately preceding the date of the Sale Notice, and shall be paid in Euro; and

(b)	if all the Shares described in the Sale Notice are not elected to be purchased by the Heineken Parties as provided above, the applicable Femsa Party and/or any member of the Femsa Group may, during the sixty (60) day period following the expiration of the period to elect to purchase the Shares described in Clause 11.4(a), offer and sell the remaining portion of the Shares to any person in a private block sale as described in Clause 11.2(c). If the applicable Femsa Party and/or any member of the Femsa Group do not sell the remaining Shares within such sixty (60) day period, the rights provided to the Heineken Parties hereunder shall be deemed to be revived and any sale of Shares by the Femsa Parties and/or any member of the Femsa Group shall not be permitted except in accordance with this Clause 11.4.

11.5	Following the third anniversary of the date of this Agreement, Femsa shall be permitted to dividend or distribute to its shareholders any Holding Shares and/or HNV Shares without the prior written consent of Holding or HNV. Upon any such distribution which results in the Voting Trust being the legal or Beneficial Owner of an Economic Interest representing 7% or more of HNV and the Voting Trust entering into a deed of adherence to be bound to this Agreement as fully as if it were an initial signatory hereto, the Voting Trust shall be vested in all of the rights of Femsa to appoint the First Femsa H-Representative, who shall be appointed as member of the H-Supervisory Board and a member of the HH-Board of Directors. The Voting Trust shall maintain the right to nominate the First Femsa H-Representative and all of the governance rights in relation to HNV ancillary thereto, unless and until any of the following events occur:

(a)	the Voting Trust ceases to be the legal or Beneficial Owner of an Economic Interest representing 7% or more of HNV; or

(b)	the Voting Trust fails to be in material compliance with the Principal Terms of this Agreement (via the deed of adherence); or

(c)	the Voting Trust is terminated, dissolved or declared null by a competent court or otherwise, except in circumstances where (A) all of the interests of the Trust in HNV are acquired by some or all of the Trust Beneficiaries or any vehicle or undertaking which is owned by, or holds its interests in the HNV Shares exclusively on behalf of some or all of the Trust Beneficiaries, or (B) the Trust Beneficiaries otherwise continue to control the exercise of the votes of at least 67% of the Shares previously held by the Voting Trust; or

(d)	any person other than the Trust Beneficiaries becomes a party to the Trust Agreement or enters into any other arrangement pursuant to which such person holds or shares voting power over any of the HNV Shares unless one or more of the Trust Beneficiaries continue(s) to control the exercise of the votes of at least 67% of the Shares held by the Voting Trust.

11.6	Each of HNV and Holding (as the case may be) undertakes to maintain the exemption from registration under Rule 12g3-2b of the U.S. Securities Exchange Act 1934, as amended, if they continue to be eligible therefor, unless either HNV or Holding elect to become subject to the periodic reporting or other informational requirements under the U.S Securities Exchange Act 1934, as amended, in which case it will file reports and other information required thereunder with the U.S Securities and Exchange Commission.

11.7	If at any future date Femsa determines, subject to the terms of this Agreement, to dividend or distribute any of the Shares then HNV and Holding shall at the request of Femsa discuss the provision of reasonable assistance to Femsa in connection with compliance with any regulatory requirements of such dividend or distribution and HNV and Holding shall provide the reasonable assistance but this shall not require HNV or Holding to become subject to the registration, reporting or listing requirements of any jurisdiction or stock exchange.

Clause 12 Femsa Anti-Dilution Rights

12.1	From the date of this Agreement, if Holding or HNV determines to issue any Shares for cash, it shall, unless Femsa otherwise gives its prior written consent, offer to the Femsa Parties the right to subscribe, on the same terms, including as to timing, as others to whom such Shares are offered for subscription, for such number of those Shares as is equal to the Femsa Parties’ percentage shareholding in Holding or HNV (as the case may be) immediately prior to such issue, provided that in the event that the total number of Shares to be offered to the Femsa Parties includes a fraction, such number shall be rounded up to the nearest whole number.

12.2	The provisions of Clause 12.1 shall not apply in relation to:

(a)	any issue of Shares for a consideration other than cash (other than an issue of Shares in exchange for the shares of a vehicle the assets of which comprise substantially cash); or

(b)	the grant of options or awards under any share incentive schemes and the issue of Shares pursuant to the exercise of rights or grant of awards under such schemes; or

(c)	the issue of Shares to directors on the boards of Holding and/or HNV pursuant to their terms of appointment.

12.3	If any mandatory merger or other regulatory clearances are required in any relevant jurisdiction before either Femsa Party (or any of their Affiliates) can obtain the benefit of any provision of this Clause 12 Holding and HNV shall, within the constraints of its timetable for the relevant issue, use all reasonable endeavours to obtain, and shall provide Femsa (or any of its Affiliates) with all reasonable assistance in obtaining, such mandatory merger or other regulatory clearances.

12.4	Neither Holding nor HNV shall propose or recommend or vote in favour of or otherwise support any amendment to (i) the HH-Articles or (ii) the H-Articles, the H-Supervisory Board Regulations, the Americas Committee Regulations or the Preparatory Committee Regulations respectively which would be inconsistent with, or in violation of, any of the provisions of this Agreement.

Clause 13 [deliberately blank]

Clause 14 Non-Solicit

Until the second anniversary of the date of this Agreement, HNV shall not and shall procure that its Affiliates shall not solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Femsa Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Femsa Group Employees or (ii) HNV or any of its Affiliates from soliciting, recruiting or hiring any Femsa Group Employee who has ceased to be employed or retained by Femsa, or any of its Affiliates for at least 12 months, except as provided in the Ancillary Agreements (as defined in the Share Exchange Agreement). For purposes of this Clause 14, “Femsa Group Employees” means, collectively, officers, directors and senior or managerial executives of Femsa and its Affiliates, excluding the Femsa Beer Subsidiary and its Subsidiaries.

Clause 15 Term

At such time as Femsa and the Voting Trust cease to have the right to nominate any Femsa H-Representatives or Femsa HH-Representative, then:

(a)	without prejudice to Clause 8.3, Femsa or the Voting Trust (as the case may be) shall, if so requested by HNV or Holding respectively, procure forthwith the resignation of the Femsa H-Representative(s) or Femsa HH-Representative (as the case may be) from the H-Supervisory Board and the HH-Board of Directors, respectively; and

(b)	Clauses 9, 18 and 20 shall continue in effect for the periods stated therein and if no period is stated for as long as Femsa and its Affiliates own any HNV Shares, and all other provisions of this Agreement shall cease to be of any effect, provided that Clause 11 shall also continue in effect for the period stated therein if Femsa and the Voting Trust ceases to have the right to nominate any Femsa H- Representatives or Femsa HH-Representative solely as a result of being in breach of Clause 8.1(ii).

Clause 16 Representations and Warranties

16.1	Each Femsa Party, hereby represents and warrants as follows:

(a)	Authorization; Enforceability. Such Femsa Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such Femsa Party, to the extent required by such Femsa Party. This Agreement constitutes the legal, valid and binding obligation of such Femsa Party, enforceable against such Femsa Party in accordance with its terms.

(b)	No Conflicts, Consents.

1.	The execution, delivery and performance by such Femsa Party of this Agreement does not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Femsa Party; (ii) conflict with or violate any law applicable to such Femsa Party or by which any property or asset of such Femsa Party is bound or affected; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of or notice to any person pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Femsa Party is a party or by which such Femsa Party or any of its properties, assets or rights are bound or affected.

2.	Except as otherwise contemplated under the Share Exchange Agreement, such Femsa Party is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any governmental authority in connection with the execution, delivery and performance by Femsa of this Agreement.

16.2	Each Heineken Party, severally and not jointly, represents and warrants as follows:

(a)	Authorization; Enforceability. Such Heineken Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such Heineken Party, to the extent required by such Heineken Party. This Agreement constitutes the legal, valid and binding obligation of such Heineken Party, enforceable against such Heineken Party in accordance with its terms.

(b)	No Conflicts, Consents.

1.	The execution, delivery and performance by such Heineken Party of this Agreement does not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Heineken Party; (ii) conflict with or violate any law applicable to such Heineken Party or by which any property or asset such Heineken Party bound or affected; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of or notice to any Person pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Heineken Party is a party or by which such Heineken Party or any of its properties, assets or rights are bound or affected.

2.	Except as otherwise contemplated under the Share Exchange Agreement, such Heineken Party is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any governmental authority in connection with the execution, delivery and performance by such Heineken Party of this Agreement.

Clause 17 Information

17.1	Each Femsa Party, on the one hand, and Holding and HNV, on the other hand, will supply to the other such information as is reasonably required by the other for accounting, tax, disclosure or other purposes at such times as required to comply with regulatory requirements or as reasonably requested by the other (it being understood in the case of information requested by the Femsa Parties or Holding or HNV that such other information shall be in the form reasonably determined by a Femsa Party or Holding or HNV (as the case may be)) to be appropriate in the circumstances taking into account the purpose for which such Femsa Party or Holding or HNV requires the information. Notwithstanding the foregoing, HNV and Holding shall not be required to supply information requested by a Femsa Party that, in the reasonable opinion of Holding or HNV, as the case may be, or the reasonable opinion of their respective legal counsel, (i) qualifies as “inside information” within the meaning of the Dutch Act on Financial Supervision (“DFSA”) or (ii) the supply of which would be in breach of article 5:57 of the DFSA.

17.2	Subject to Clause 17.1, Femsa shall have the right to receive copies of the following:

(a)	the notice and description of any arrangements between L’Arche Green and Holding on the one hand and HNV and any members of the Heineken Group on the other hand; and

(b)	the information set out in Schedule 9;

and the Parties will discuss in good faith the manner in which Femsa will receive the information it requires to reconcile HNV and Holding’s financial information for the financial year 2010 with Mexican GAAP for the purposes of its own financial reporting for that financial year.

17.3	Each of the Femsa H-Representatives and the Femsa HH-Representative understands and acknowledges that his ability to communicate any information acquired by him in his capacity as a board member in relation to Holding or HNV and any members of the Heineken Group to Femsa or any Affiliate of Femsa (as the case may be) is subject always (i) the limitation of article 5:57 of the DFSA and (ii) there being no ponderous interest within the meaning of article 2:107 of the Dutch Civil Code of HNV or Holding, as the case may be, against such communication and always provided that Femsa or such Affiliate observes its duty of confidentiality under Clause 18. A protocol shall implement the provisions of this Clause 17.3 and detail when and to what extent the Femsa H-Representatives and the Femsa HH-Representative can share information with Femsa in accordance with the provisions of this Clause 17.3, their fiduciary duties as a board member of Holding or HNV and their duty of confidentiality contained in Clause 18.3. As soon as practicable following the Closing Date, the Parties shall enter into good faith negotiations to agree upon such protocol.

17.4	Holding and HNV shall supply to Femsa (i) as soon as available, their audited consolidated financial statements for each financial year and their consolidated financial statements for each semi-annual period (including a quarterly breakdown) and (ii) at the same time as they are dispatched, all documents made available to their shareholders (or any class of them) or their creditors generally. For the avoidance of doubt, Holding and HNV acknowledge that Femsa may be required to make filings with regulatory authorities in the United States and Mexico that include such audited consolidated financial statements and will cooperate with Femsa, at Femsa’s expense, in (1) providing Femsa reasonable assistance in connection with any required reconciliation of such statements and (2) obtaining any consents from their auditors in connection with such filings.

Clause 18 Confidentiality

18.1	Subject to Clause 18.2, the Parties shall not disclose to any person the fact that they have entered into this Agreement, or any of its terms, conditions or other facts related to this Agreement and shall keep confidential all information of a confidential nature regarding the business and financial affairs of the Heineken Group or the Femsa Group (including for the avoidance of doubt, information provided under Clause 17 and/or Schedule 9).

18.2	Each Party shall be entitled to disclose confidential information relating to the Heineken Group or the Femsa Group, as applicable, (including, without limitation, information supplied to it pursuant to Clause 17 and/or Schedule 9):

(a)	to any of its officers, employees, auditors, bankers or professional advisers, whose position makes it necessary or desirable to know that information in order to assist Femsa or HNV or Holding, as applicable; provided that the recipient thereof agrees to be bound by the same duty of confidentiality as applies to the disclosing Party and that such Party shall be responsible for any breach of confidentiality by such recipient; or

(b)	if such information has ceased to be confidential as a result of having become public without breach of this Agreement or any other duty of confidentiality relating to that information of which the relevant Party was aware; or

(c)	as may be required by law, rules or regulations or by any relevant securities exchange or governmental authority, regulatory body or antitrust authority to which Femsa or HNV or Holding is subject (wherever situated), including information required to be disclosed in any shareholder circular, or for tax or accounting purposes, whether or not the requirement for disclosure of such information has the force of law; or

(d)	as may be required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or the Related Agreements; or

(e)	with the consent of the board of directors of the other Party,

18.3	Subject to Clause 18.4, the Parties acknowledge that in accordance with applicable law and regulations, all members of the HH-Board of Directors and the H-Supervisory Board shall treat all information and documentation acquired in connection with their service or position as a member of the HH-Board of Directors or the H-Supervisory Board, as the case may be, with the necessary discretion and, in the case of confidential information, with appropriate confidentiality. Except as permitted to the Femsa H-Representatives and the Femsa HH-Representative under Clause 17.3, confidential information shall not be disclosed by any such member outside the HH-Board of Directors or the H-Supervisory Board, made public or otherwise made available to third parties, even after resignation from the HH-Board of Directors or the H-Supervisory Board, unless such confidential information can be disclosed by any Party pursuant to Clause 18.2.

18.4	Without prejudice to Clause 17.3, the Parties furthermore acknowledge that, in the course of the performance of their respective duties as members of the HH-Board of Directors or the H-Supervisory Board, the Femsa HH-Representative and the Femsa H-Representatives may acquire competitively or commercially sensitive information regarding the business of HNV and that, in order to safeguard such competitively or commercially sensitive information the HH-Board of Directors and the H-Supervisory Board may implement such procedures and screens as they shall in their reasonable judgment upon the advice of legal counsel deem reasonably necessary.

Clause 19 Miscellaneous

19.1	Immediately after the date hereof, the following documents shall, insofar as necessary, be amended in order to give effect to the agreements set out in this Agreement:

(a)	the H-Articles; and

(b)	the H-Supervisory Board Regulations; and

(c)	the Preparatory Committee Regulations; and

(d)	the HH-Articles; and

(e)	the Americas Committee Regulations.

19.2	HNV and Holding undertake towards Femsa to take all actions that are necessary or that would help to ensure that the composition of the HH-Board of Directors, the H-Supervisory Board, the Preparatory Committee and the Americas Committee shall be in accordance with the terms and conditions set out in this Agreement and that this Agreement is otherwise implemented in full upon closing of the Transaction.

19.3	In the event of a conflict between the provisions of this Agreement, the HH-Articles and the H-Articles (and any other document in connection with the Transaction), all Parties shall use their best endeavours to procure that the HH-Articles and the H-Articles will be amended to reflect the contents of this Agreement to the extent permitted under the laws of the Netherlands.

19.4	So long as each Femsa Party is in compliance with the terms of this Agreement, HNV, Holding and L’Arche Green shall procure that without the approval of the Femsa HH-Representative or the Femsa H-Representative, as applicable, neither the HH-Articles nor the H-Articles shall be amended in a manner that would adversely affect or diminish the rights of Femsa under this Agreement.

19.5	Each Party waives any rights that it may have under article 6:228, article 6:265 or article 6:230 of the Dutch Civil Code or otherwise, to rescind (ontbinden), to annul (vernietigen) to amend (wijzigen) or to terminate (opzeggen) this Agreement in whole or in part.

19.6	Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and permitted assigns.

19.7	Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19.8	The delivery of fully executed counterparts of this Agreement by each Femsa Party (and any assignee of Femsa pursuant to Section 10.10 of the Share Exchange Agreement) and each Heineken Party shall be a condition to the closing of the Transaction under the Share Exchange Agreement. Unless and until the closing of the Transaction under the Share Exchange Agreement, this Agreement shall be without any force or effect.

19.9	The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance (nakoming) of the terms hereof, in addition to any other remedy at law or equity.

19.10	For the avoidance of doubt, the Parties hereby confirm that the scope of this Agreement is limited to only those matters expressly provided for herein and that the purpose of the Agreement is for HNV and Holding to allow Femsa participation in the governance of Holding and HNV on the basis set out in this Agreement and in consideration for Femsa’s willingness to combine its beer business with that of HNV in exchange for Shares in accordance with the Share Exchange Agreement and the other transaction documents pursuant thereto. The Parties hereby confirm that other than the obligation of L’Arche Green or Holding, as the case may be, to support the appointment and functioning of the Femsa H-Representatives and the Femsa HH-Representative in accordance with the terms of this Agreement, this Agreement does not have as its scope or purpose, and does not contain any provisions that would:

(a)	give either Femsa Party or the Femsa Group any right or control or influence or consultation right or other form of cooperation with L’Arche Green or Holding as to the way L’Arche Green or Holding exercise their governance rights in relation to Holding or HNV;

(b)	limit L’Arche Green or Holding in exercising all rights attached to their Holding Shares or HNV Shares or taking all other strategic and other steps in relation to Holding or HNV independently and at their sole discretion and without any requirement to consult or cooperate with anyone such as Femsa or the Femsa Group and nothing in this Agreement shall restrict the powers of L’Arche Green or Holding in this respect;

(c)	give L’Arche Green or Holding any right or control or influence or other form of cooperation with Femsa or the Femsa Group as to the way Femsa or the Femsa Group will exercise the voting rights attached to their Holding Shares or HNV Shares or as to how the Femsa H-Representatives or the Femsa HH-Representative will perform their duties;

(d)	limit Femsa or the Femsa Group in exercising all voting rights attached to their Holding Shares or HNV Shares independently and at their sole discretion and without any requirement to consult or cooperate with anyone such as L’Arche Green or Holding and nothing in this Agreement shall restrict the powers of Femsa or the Femsa Group in this respect; or

(e)	create a cooperation among the Parties with the objective that Femsa or the Femsa Group, or any of Femsa and Holding or Femsa and L’Arche Green acting jointly will acquire any preponderant influence (overwegende zeggenschap) within the meaning of the DFSA over HNV or Holding.

Clause 20 Governing law and jurisdiction

20.1	This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted exclusively in accordance with the laws of the Netherlands.

20.2	All disputes in connection with this Agreement shall be finally settled by arbitration in accordance with the Commercial Rules of Arbitration of the International Chamber of Commerce (the “Arbitral Rules”). The arbitral tribunal shall be composed of three arbitrators, one appointed by the Heineken Parties and one appointed by Femsa, in accordance with the Arbitral Rules. The place of arbitration shall New York, N.Y., United States of America. The language of the arbitration will be English. The arbitrators shall make their award according to the rules of law. The costs of arbitration shall be split equally between Femsa, on the one hand, and the Heineken Parties, on the other hand, or as otherwise apportioned in the arbitration award. Judgement upon the award may be entered in any court having jurisdiction thereof.

20.3	Nothing in this Agreement shall preclude any Party from obtaining interim relief from an authorised court of law. Each of HNV and Holding hereby irrevocably and unconditionally authorise Femsa in accordance with article 2:346 under c of the Dutch Civil Code to initiate inquiry proceedings before the Enterprise Chamber (Ondernemingskamer) of the Court of Appeal in Amsterdam, the Netherlands.

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ Helene S. Cohen
CB Equity LLP By: Helene S. Cohen

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ Carlos Eduardo Aldrete Ancira
Fomento Económico Mexicano, S.A.B. de C.V. By: Carlos Eduardo Aldrete Ancira

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ J.F.M.L. van Boxmeer	/s/ D.R. Hooft Graafland
Heineken N.V.	Heineken N.V.
By: J.F.M.L. van Boxmeer	By: D.R. Hooft Graafland

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ C.L. de Carvalho	/s/ M. Das
Heineken Holding N.V.	Heineken Holding N.V.
By: C.L. de Carvalho	By: M. Das

In witness whereof this Agreement was executed by the Parties on the date first above written,

/s/ M. Das
L’Arche Green N.V.
By: M. Das

Schedule 1 – Definitions

“Affiliate”	means with respect to any person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, but in the context of Femsa shall not include the Coca Cola company and shall include the Voting Trust and the Trust Beneficiaries. For the purposes of this definition, “control” and “controlled”, when used with respect to any person, means that such person and persons acting together with such person have the right, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, to exercise or control the exercise of more than 50% of the votes of equity holders in that entity;

“Agreement”	means this agreement and all of its Schedules;

“Allotted Share Delivery Instrument”	means the Allotted Share delivery agreement by and between HNV, Femsa and CB Equity LLP, to be entered into on the date of this Agreement;

“Allotted Shares”	means the shares of HNV which remain from time to time undelivered under the Allotted Share Delivery Instrument;

“Americas Committee”	means a committee of the H-Supervisory Board that has been, inter alia, established to oversee the strategic direction of the business of the Heineken Group;

“Americas Committee Regulations”	means the internal rules of procedure of the Americas Committee as set out in Schedule 7;

“Arbitral rules”	has the meaning ascribed to it in Clause 20.2;

“Beneficial Owner”	means the holder of Beneficial Ownership;

“Beneficial Ownership”	has the meaning ascribed to it in Clause 9.1;

“Change of Control”	means any person and persons acting in concert with such person acquiring Control of Femsa including but not limited to by means of tender offers (ofertas públicas de compra), provided however that a transfer of Control from one Affiliate of Femsa to another shall not constitute a Change of Control;

“Closing”	has the meaning given in the Share Exchange Agreement;

“Control”

means in relation to Femsa:

(a)    direct or indirect ownership of more than 50% of the B shares in Femsa or any class of securities having the power to elect a majority of the Board of Directors of Femsa; or

(b)    the right, directly or indirectly, to exercise or control the exercise of more than 50% of the votes of the B shares in Femsa or any class of securities of Femsa having the power to elect a majority of the Board of Directors of Femsa;

“Controlling Families”	means the Garza Laguera Gonda family, the Calderon Rojas family, the Bailleres family, the Garza Garza family, the Michel Suberville family, the Guichard Michel family and the David Michel family;

“DFSA”	has the meaning ascribed to in Clause 17.1;

“Direct Lineal Descendants”	means the direct lineal descendants of the Controlling Families and spouses of such direct lineal descendants, together with the parents of the members of the Controlling Families;

“Economic Interest”	means an economic interest in HNV (whether direct or indirect (including via a shareholding in Holding)), which shall be deemed for the purposes of this calculation to include any Allotted Shares, and in relation to such Allotted Shares on the assumption that (i) such Allotted Shares will be existing (and not newly issued) HNV Shares and (ii) that any shares that have been settled in cash pursuant to the Allotted Share Delivery Instrument shall be deemed to be held by Femsa;

“Financial Information”	has the meaning ascribed to it in Clause 17.2;

“First Femsa H-Representative”	has the meaning ascribed to it in Clause 2.1;

“Femsa”	means a legal entity incorporated under the laws of Mexico, having its official seat in Monterrey, Mexico and its place of business at General Anaya 601 Poniente, Colonia Bella Vista, Monterrey, NL 64410, Mexico;

“Femsa Beer Subsidiary”	means Emprex Cerveza, S.A de C.V.;

“Femsa Group”	means the Femsa Parties and their Subsidiaries;

“Femsa Group Employees”	has the meaning ascribed to it in Clause 14;

“Femsa H-Representative”	means the First Femsa H-Representative or the Second Femsa H-Representative, as the case may be;

“Femsa HH-Representative”	has the meaning ascribed to it in Clause 3.1;

“Femsa Parties”	means Femsa and CB EQUITY LLP.

“H-Articles”	means the articles of association of HNV;

“HH-Articles”	means the articles of association of Holding;

“HH-Board of Directors”	means the board of directors of Holding;

“H-Supervisory Board”	means the supervisory board of HNV;

“H-Supervisory Board Regulations”	means the internal rules of procedure of the H-Supervisory Board as set out in Schedule 5;

“Holding”	means a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands;

“Holding Shares”	means any and all issued and outstanding ordinary shares in the share capital of Holding;

“Heineken Group”	means HNV and Holding and their respective Subsidiaries, including the Femsa Beer Subsidiary;

“Heineken Parties”	means Holding, HNV and L’Arche Green;

“HNV”	means a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, the Netherlands;

“HNV Shares”	means any and all issued and outstanding ordinary shares in the share capital of HNV;

“L’Arche Green”	means a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its place of business at Tweede Weteringplantsoen 5, 1017 ZD Amsterdam, the Netherlands;

“Offer”	means a public takeover bid for the Shares in accordance with the provisions of the DFSA;

“Orderly Market Arrangements”	means any sale of Shares through the facilities of a stock exchange on which either the HNV Shares or the Holding Shares are listed through a broker to be nominated by HNV or Holding;

“Party”	means a party to this Agreement;

“Preparatory Committee”	means the preparatory committee of the H-Supervisory Board;

“Preparatory Committee Regulations”	means the internal rules of the Preparatory Committee;

“Principal Terms”	means the terms and provisions set forth in Clauses 2.8, 3.4, 8.1(a), 9 and 11 of this Agreement;

“Second Femsa H-Representative”	has the meaning ascribed to it in Clause 2.1;

“Sale Notice”	has the meaning ascribed to it in Clause 11.2(c);

“Shares”	means HNV Shares and/or Holding Shares as the case may be;

“Share Exchange Agreement”	has the meaning ascribed to it in recital A;

“Subsidiary”	means, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries or (b) such person or any other Subsidiary of such person is a general partner (excluding any such partnership where such Person or any Subsidiary of such person does not have a majority of the voting interest in such partnership);

“Third Party Unconnected With HNV”	means any person unconnected with, not acting in accordance with the directions of, or not acting pursuant to an arrangement or understanding with, HNV or Holding or any member of the Heineken Group or any person acting in concert with HNV or Holding or any member of the Heineken Group;

“Third Party”	means any person unconnected with, not acting in accordance with the directions of, or not acting pursuant to an arrangement or understanding with, Femsa or any person acting in concert with Femsa;

“Trading Days”	means any day on which Euronext Amsterdam is open for trading (but shall not include any such day where Femsa would be prohibited from dealing by any law or regulation);

“Transaction”	has the meaning ascribed to it in recital C;

“Transfer”	has the meaning ascribed to it in Clause 9.2;

“Trust Agreement”	means the Trust Agreement dated as of 8 August 2005 and entered into by Banco Invex, S.A. Institucion de Banca Multiple, Invex Grupo Financiero as trustee and the Trust Beneficiaries;

“Trust Beneficiaries”

means the parties to the Trust Agreement who are “Fideicomitentes-Fideicomisarios” at the date of this Agreement and persons who become parties to the Trust Agreement by virtue of being:

(i) Direct Lineal Descendants, including any trusts of which such persons are the sole beneficiaries and (any companies controlled, directly or indirectly, by such persons); or

(ii) Trust Successors; or

(iii) Trust Company Successors;

“Trust Company Successors”	means (i) any company that succeeds to or acquires the business or assets of a company that is a party, from time to time, to the Trust Agreement; or (ii) the shareholders from time to time of such a company;

“Trust Successors”	means (i) any trust, company or entity that succeeds to or acquires the assets of a trust that is a party, from time to time, to the Trust Agreement; or (ii) the beneficiaries of such a trust or any entity acting on their behalf;

“Volume Weighted Average Price”	means, on any date, the volume weighted average sale price per Holding Share or HNV Share, as applicable, on such date on Euronext Amsterdam;

“Voting Ownership Cap”	has the meaning ascribed to it in Clause 9.1;

“Voting Trust”	means the voting trust established pursuant to the Trust Agreement.

Schedule 2 – [deliberately blank]

Schedule 3 – HH-Articles

Schedule 4 – H-Articles

Schedule 5 – H-Supervisory Board Regulations

Schedule 6 – Preparatory Committee Regulations

Schedule 7 – Americas Committee Regulations

REGULATIONS (Terms of Reference) AMERICAS COMMITTEE OF THE SUPERVISORY BOARD

General

These regulations set forth the composition, attributions and rules of governance of the Americas Committee of the Supervisory Board of Heineken N.V. These regulations and the composition of the Americas Committee shall be posted on the company’s website. The Supervisory Board’s report in the Annual Report shall describe the composition of the Americas Committee, the number of meetings it held during the year as well as the principal subjects discussed.

The members of the Americas Committee shall act in compliance with the Dutch Corporate Governance Code of December 2008, the Supervisory Board regulations, the Articles of Association and all applicable laws.

As a Committee of the Supervisory Board, the Americas Committee shall act by delegation of the Supervisory Board with respect to the matters described below which are entrusted to the Committee. It shall recommend to the Supervisory Board such action as it deems appropriate. Any action taken by the Committee shall be deemed to constitute an act of the Supervisory Board.

Article 1 Composition

1.	The Americas Committee (‘the Committee’) shall be composed of three members designated by the Supervisory Board from among its members.

2.	The Committee shall be chaired by the ‘First Femsa H-Representative’.

Article 2 Oversight Responsibilities

1.	The Committee shall exercise oversight responsibility over the following activities of the Executive Board as they relate to the Americas Region:

a.	The overall strategic direction of the business of the Company, including as reflected in the preparation and execution of the Company’s annual and pluri-annual business plans;

b.	The periodic review and evaluation of the Company’s financial and operating performance;

c.	The periodic review and monitoring of the Company’s organization and management, including transition and succession planning;

d.	The review, evaluation and monitoring of growth and development opportunities of the Company, in particular strategic acquisitions and partnerships;

e.	Such other matters concerning the Company’s markets, business operations, business relations, governmental and public affairs as the Committee shall see fit and proper or as shall be referred by the Executive Board from time to time.

2.	The Americas Committee shall periodically report on its activities, findings and recommendations to the Supervisory Board but in no event less frequently than every 6 months.

3.	The Committee shall have the ability and power to seek information from management and independent auditors of the Company and its subsidiaries in respect of the matter as to which it has oversight as it deems necessary or desirable to perform its duties. Such requests shall be made to the Chairman of the Executive Board.

4.	The out-of–pocket reasonable expenses of the Committee and its members incurred in connection with their activities shall be advanced or promptly reimbursed by the Company in accordance with its business expense guidelines and policies in effect from time to time.

Article 3 Meetings/ Resolutions

1.	The Committee meets at least twice a year or more if requested by one of its members or the Chairman of the Executive Board. Meetings shall be held in Amsterdam, New York or any other place as deemed convenient by the members. The language of the meetings shall be in English, unless all members prefer another language. Minutes shall be drafted in the English language.

2.	The Committee shall decide whether the Chairman of the Executive Board and the Regional President Americas attends.

3.	The Committee takes decisions by unanimous vote of the members present. Valid decisions can only be taken in a meeting attended by at least two members of the Committee, one of them the Chairman.

4.	Subject to written consent of all members of the Committee, the Committee may take decisions by unanimous written consent.

5.	If it should appear that the Committee is unable to take a decision with the required unanimous vote or written approval, its Chairman shall inform the Supervisory Board.

6.	The Committee is supported by the Company secretary, whose tasks shall include at least the following:

i.	to timely convene the meetings;

ii.	to send the members the agenda and the pertaining appendices, one week prior to the meeting;

iii.	to take minutes of the meetings; the minutes are adopted at the next meeting;

iv.	to dispatch the draft minutes and/or the adopted minutes of the meeting to the members of both Executive Board and the Supervisory Board (as soon as possible).

These regulations have been adopted by the Supervisory Board in its meeting on 22 February 2010 and are applicable as from the same date.

Schedule 8 – [deliberately blank]

Schedule 9 – Further Information to be provided

For so long as the Femsa Parties or their Subsidiaries are the record and Beneficial Owners of an Economic Interest representing not less than 7% of HNV, Holding and HNV shall provide to the Femsa Parties (at the sole cost and expense of Femsa) such information relating to HNV, Holding and such number of the Subsidiaries of HNV and Holding as is required for the Femsa Parties to obtain a tax credit under Mexican tax law in an amount equal to the lesser of (a) the amount necessary to offset the Femsa Parties’ Mexican tax liability on the dividends received from HNV and Holding, and (b) 30% of the Femsa Parties’ direct and indirect share of all taxes of HNV and its Subsidiaries for any financial year; provided that, in relation to any extraordinary dividend (being any one-off dividend paid in addition to HNV’s or Holding’s ordinary course dividends) HNV and/or Holding will, if requested by Femsa, use its reasonable efforts to provide the Femsa Parties (at the sole cost and expense of Femsa) with such additional information to offset the Femsa Parties’ Mexican tax liability on such extraordinary dividend. The Femsa Parties’ share of all taxes of HNV and its Subsidiaries shall be based on the Femsa Parties’ direct and indirect ownership of the entity paying such taxes. The information to be reasonably requested from HNV and Holding may include the following:

1. Documentation setting forth dividends distributed and received by Holding, HNV and their Subsidiaries, including any income tax withheld from such dividend distributions and the corporate income tax paid corresponding to the profits that were distributed, but only to the extent such distributions, amounts withheld, and taxes paid will permit the Femsa Parties to claim a tax credit under Mexican tax law with respect to the dividends paid to the Femsa Parties by Holding and HNV.

2. Documentation that sets forth the direct and indirect ownership of HNV in the stock of the entities whose tax payments are relevant to the tax credits claimed.

3. Copies of the annual income tax returns of the entities whose tax payments are relevant to the tax credits claimed for the tax years in which the relevant dividends are distributed.

4. Financial documentation (e.g., bank account statements, wire transfers confirmations, deposit slips) showing the payment of the income tax for which a tax credit is being sought.

5. If applicable, copies of certificates of income tax withholdings of any dividend payments.

6. Copies of shareholders meeting minutes or other documents under applicable law establishing that the relevant dividends have been approved.

Holding and HNV shall take such actions as may be reasonably requested by the Femsa Parties (but at the sole cost and expense of Femsa) to authenticate or certify any such documents.

Schedule 10 – Form of Joinder

FORM OF JOINDER TO CORPORATE GOVERNANCE AGREEMENT

Reference is hereby made to the Corporate Governance Agreement, dated [30 April, 2010], (the “CGA”) by and between Heineken Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, Heineken N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, L’Arche Green N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, CB Equity LLP, a legal entity incorporated under the laws of the United Kingdom and Fomento Económico Mexicano, S.A.B. de C.V., a legal entity incorporated under the laws of Mexico. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the CGA.

The undersigned is, or desires to become, a member of the H-Supervisory Board and therefore agrees as follows:

1.	Agreement to be Bound. Pursuant to and as required by Clause 2.10 of the CGA (and Clause 2.5(e) or Clause 2.6(c) of the CGA, as applicable), the undersigned hereby agrees that upon execution of this joinder, he or she shall become bound by the provisions of the CGA and that he or she shall fulfill his or her duties and exercise his or her rights in accordance with the provisions of the CGA and that he or she shall act in a manner consistent with, and as required to give effect to, the provisions of the CGA.

2.	Governing Law. This joinder and any rights and obligations created hereunder shall be governed by and interpreted exclusively in accordance with the laws of the Netherlands.

IN WITNESS WHEREOF, the undersigned has executed this joinder as of the date indicated below.

MEMBER OF H-SUPERVISORY BOARD

By:
Name:
Date: